EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Rule 14d-100)

MOODY NATIONAL REIT II, INC.

(Name of Subject Company (Issuer))

COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP

COMRIT INVESTMENTS LTD.

(Offerors)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,499,995	0.00014760	$516.59
Fees Previously Paid	0		0
Total Transaction Valuation	$3,499,995
Total Fees Due for Filing			$516.59
Total Fees Previously Paid			0
Total Fee Offsets			0
Net Fee Due			$516.59

The Transaction Valuation is estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 346,534 shares of Class A common stock and 38,504 shares of Class T common stock of Moody National REIT II, Inc. at a purchase price equal to $9.09 per share in cash. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2024, effective October 1, 2023, by multiplying the transaction valuation by 0.00014760.